                                                      Pursuant to Rule 424(b)(3)
                                                      Registration No. 33-58810
PROSPECTUS

                         POTOMAC ELECTRIC POWER COMPANY

                     SHAREHOLDER DIVIDEND REINVESTMENT PLAN

                                   SHARES OF
                                  COMMON STOCK
                            (PAR VALUE $1 PER SHARE)

                               ----------------

  Potomac Electric Power Company (the "Company") is continuing to offer to holders of its Common Stock an opportunity to reinvest their cash dividends on Common Stock in additional shares of the Company's Common Stock. Under the Plan, holders of the Company's Common Stock have the option of reinvesting dividends on all shares held by them both of record and in the Plan or only on shares held by the Plan (while continuing to receive cash dividends on all other shares). A participant may also purchase additional shares of the Company's Common Stock through the Plan by making a voluntary cash payment in an amount of not less than $25 or more than $5,000 each month. IF A SHAREHOLDER IS ALREADY A PARTICIPANT IN THE PLAN, IT IS NOT NECESSARY TO TAKE ANY ACTION IN ORDER TO CONTINUE TO HAVE COMMON STOCK DIVIDENDS REINVESTED.

  The Company at its option may elect to sell newly issued shares of its Common Stock to meet the requirements of the Plan or, if the Company does not elect to do so, the shares for the Plan will be purchased on the open market. The purchase price of shares of Common Stock purchased from the Company will be the average of the reported high and low sale prices for the Company's Common Stock on the New York Stock Exchange, Inc. on the pricing date. The purchase price of shares acquired on the open market will be the average purchase price. Brokerage fees in connection with all such open market purchases will be paid by the Company.

  Participants do not pay any fees or commissions when they acquire shares under the Plan. The Company bears the cost of administering the Plan. Participants may be subject to charges for certain requested services. See Question 8 under "Description of Plan."

  Although the Plan contemplates the continuation of quarterly dividend payments, the payment of dividends will depend upon future earnings, the financial condition of the Company and other factors. The Company reserves the right to modify, suspend or terminate the Plan at any time.

  The Company acts as Administrator of the Plan.

                               ----------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

April 15, 1998

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. EXCEPT AS OTHERWISE INDICATED HEREIN, THIS PROSPECTUS SPEAKS AS OF ITS DATE AND DOES NOT PURPORT TO REFLECT ANY CHANGES IN THE AFFAIRS OF THE COMPANY THEREAFTER.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files periodic and current reports and other information with the Securities and Exchange Commission (the "Commission"). Information concerning directors and officers, their remuneration and any material interest of such persons in transactions with the Company, as of particular dates, is disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C.; 500 West Madison Street, Suite 1400, Chicago, Illinois; and 7 World Trade Center, New York, New York. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also may be obtained from the Commission's Electronic Data Gathering and Retrieval ("EDGAR") database located at the website maintained by the Commission at http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., where certain securities of the Company are listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company with the Commission under the 1934 Act are incorporated by reference in this Prospectus:

    (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

    (b) The description of the Company's Common Stock included in registration statements and reports filed under the 1934 Act including any amendment or report for the purpose of updating such description.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other incorporated document subsequently filed or in an accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY HEREBY UNDERTAKES TO FURNISH, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (EXCEPT WHERE SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO THE SECRETARY'S OFFICE, POTOMAC ELECTRIC POWER COMPANY, 1900 PENNSYLVANIA AVENUE, N.W., WASHINGTON, D.C. 20068 (202-872-2900).

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Use of Proceeds............................................................   3
Summary of Plan............................................................   4
Description of Plan........................................................   5
Description of Common Stock................................................  15
Legal Opinions.............................................................  17

                               ----------------

                                  THE COMPANY

  Potomac Electric Power Company, a District of Columbia and Virginia corporation, is engaged in the generation, transmission, distribution and sale of electric energy in the Washington, D.C. metropolitan area, including the District of Columbia and major portions of Montgomery and Prince George's Counties in Maryland. It also supplies, at wholesale, electric energy to the Southern Maryland Electric Cooperative, Inc., which distributes electricity in Calvert, Charles, Prince George's and St. Mary's Counties in southern Maryland. The Company's wholly-owned nonutility subsidiary, Potomac Capital Investment Corporation ("PCI") has made investments principally in aircraft and power generation equipment, equipment leasing and marketable securities, primarily preferred stock with mandatory redemption features. PCI is also involved with activities which provide telecommunication and energy services. In addition, PCI has investments in real estate properties in the Washington, D.C. metropolitan area. The mailing address of the Company's executive offices is 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068, and its telephone number is 202-872-2000.

                                USE OF PROCEEDS

  Net proceeds from the sale of shares of Common Stock by the Company to the Plan will be used to fund ongoing capital requirements of the Company including its utility construction program and operations. The Company will receive no proceeds from shares of Common Stock purchased for the Plan in the open market.

                                SUMMARY OF PLAN

  The following summary is qualified in its entirety by the detailed information describing the Plan and the Company appearing elsewhere in this Prospectus (which term includes any amendments or supplements thereto). Readers should review that information with care, and it is suggested that this Prospectus be retained for future reference. Reference numbers refer to detailed information found in questions and answers on pages 5 through 15.

                                                                   QUESTION
                                                                  REFERENCES
                                                               ----------------
 Name of Plan:         Potomac Electric Power Company Share-
                       holder Dividend Reinvestment Plan.
 Purpose:              The Plan provides holders of the
                       Company's Common Stock the opportu-
                       nity to reinvest quarterly dividends
                       and the option to purchase additional
                       shares of the Company's Common Stock.
                       The purchase of shares from the Com-
                       pany provides the Company cash to
                       support its ongoing capital require-
                       ments including its utility construc-
                       tion program and operations. The Com-
                       pany retains the option of meeting
                       share purchase requirements of the
                       Plan by arranging for the purchase of
                       shares of Common Stock on the open
                       market. .............................   1, 2
 Benefits:             Dividends are reinvested free of
                       charge. Participants may elect to re-
                       ceive cash dividends on shares held
                       by them of record rather than having
                       such dividends reinvested (the "Lim-
                       ited Dividend Reinvestment" option).
                       An optional cash investment of not
                       less than $25 or more than $5,000 may
                       be made each month. All brokerage
                       fees or commissions will be paid by
                       the Company. Purchase transactions,
                       custodial service and certificate is-
                       suance are free to Plan participants.
                       .....................................   2, 8, 11, 13, 16
 Eligibility:          The Plan is open to any record holder
                       of Common Stock. ....................   3
 Costs to Participant: All administrative costs of the Plan
                       are paid by the Company. The partici-
                       pant will be charged $5 plus any ap-
                       plicable brokerage commission if the
                       participant directs the Administrator
                       to sell Plan shares. ................   1, 8, 22
 Joining the Plan or   The shareholder completes a special
  Changing             authorization form and delivers it to
  Participation:       the Administrator. The Administrator
                       must receive the Plan authorization
                       form prior to the record date for a
                       dividend in order for such dividend
                       to be reinvested under the Plan or
                       otherwise to effect a change in par-
                       ticipation. .........................   5, 6, 7, 25
 Termination of        Termination of participation is per-
  Participation:       mitted at any time and will occur
                       upon abandonment of the account. ....   23, 24, 33
 Limitations:          The Plan invests, issues certifi-
                       cates, provides custodial service and
                       sells shares only as specified here-
                       in. The participant bears the risk of
                       market price fluctuation. ...........   13, 29, 34, 35
 Voting Rights:        All voting rights are retained by the
                       participant. ........................   31
 Administration:       The Company administers the Plan. ...   4
 Tax Consequences:     Summarized beginning on page 13. ....   32

                     SHAREHOLDER DIVIDEND REINVESTMENT PLAN

                              DESCRIPTION OF PLAN

PURPOSE

  1. What is the purpose of the Plan?

  The Plan provides the holders of Common Stock of Potomac Electric Power Company (the "Company") a convenient method for investing their quarterly dividends in shares of the Company's Common Stock. In addition, the Plan permits participants to make voluntary cash payments for the purchase of additional shares of the Company's Common Stock. Shares of Common Stock purchased through the Plan may be newly issued shares or, at the option of the Company, may be shares purchased on the open market. All commissions and fees incurred in connection with the purchase of shares through the Plan will be paid by the Company. The proceeds from the sale to the Plan of newly issued shares will be used to fund ongoing capital requirements of the Company including its utility construction program and operations. Dividends reinvested under this Plan are includable in a participant's taxable income.

ADVANTAGES

  2. What are the advantages of the Plan to participants?

  Full Dividend Reinvestment--If this option is chosen, cash dividends on all of the full and fractional shares of Common Stock owned by a Plan participant, whether held in the Plan or of record, are reinvested in additional shares of the Company's Common Stock. See Questions 10, 11 and 12.

  Limited Dividend Reinvestment--If this option is chosen, only dividends on shares held by the Plan are reinvested in additional shares of the Company's Common Stock. Dividends on shares registered in the name of the participant and held outside the Plan are paid to the participant. See Questions 10, 11 and 12.

  Additional Investment Option--Participants may make voluntary cash payments to purchase additional shares of Common Stock. A single voluntary cash payment of not less than $25 or more than $5,000 may be made each month. See Questions 10, 11, 13, 17 and 26.

  Custodial Services--Shares credited to a participant's account under the Plan will be registered in the name of the Administrator or its nominee as custodian for the participant. In addition, a participant may transfer shares held of record to the Plan for safekeeping and convenience. Shares transferred to the Plan will be registered in the same manner as all other Plan shares and will be credited to the balance of shares held for the participant's account. All shares transferred to the Plan automatically become subject to the reinvestment of dividends. See Questions 18, 27 and 28.

  Statements of Account--Regular statements of account will be mailed to each participant as soon as practicable after each investment.

  Transaction Costs--Plan participants pay no brokerage fees or commissions either on shares newly issued by the Company or on shares purchased through the Plan on the open market. See Question 8.

ELIGIBILITY

  3. Who is eligible to participate in the Plan?

  Any holder of record of the Company's Common Stock is eligible to participate in the Plan. Beneficial owners of Common Stock whose only shares are held for them in registered names other than their own, such as in the names of brokers, banks or trustees, must take such steps as are necessary to become a holder of record in order to qualify to participate in the Plan. A shareholder who has separately registered accounts, for example "John Smith" and "John Q. Smith," must complete separate authorization forms in order to enroll both accounts in the Plan.

ADMINISTRATION

  4. Who administers the Plan?

  The Company as "Administrator" administers the Plan, maintains records, sends statements of account and performs other duties relating to the Plan. See Question 34.

  The Company's address is:

                        POTOMAC ELECTRIC POWER COMPANY
                        SHAREHOLDER SERVICE DEPARTMENT
                                P.O. BOX 97256
                          WASHINGTON, D.C. 20090-7256

PARTICIPATION

  5. How does an eligible shareholder become a participant?

  To participate in the Plan, an eligible shareholder is required to complete an authorization form and to send it to the Administrator. Authorization forms are available from the Company at the address given in question 4, above, or by telephoning the Shareholder Service Department at 1-800-527-3726 or, in the Washington, D.C. area, at 202-872-3183.

  6. What is the purpose of the authorization form?

  The authorization form enables each eligible shareholder to designate for reinvestment either:

  (a) all cash dividends paid BOTH on shares of Common Stock registered in the shareholder's name and on shares held for the shareholder in the Plan; or

  (b) all cash dividends paid ONLY on shares of Common Stock held in the Plan, while continuing to receive in cash the dividends paid on shares registered in the shareholder's name.

  The authorization form also appoints the Administrator to receive dividends on the shares designated by the shareholder and to apply such dividends, and any voluntary cash payments made by the participant, to purchase shares of Common Stock for the participant in accordance with the Plan's terms and conditions. See Question 34.

  7. When may a shareholder join the Plan or change participation?

  Eligible shareholders may join the Plan at any time. Participants also may change their reinvestment option at any time. If a new or changed authorization form is received by the Administrator on or before the record date for the payment of the next dividend (approximately 20 days in advance of the payment date), such dividend will be invested in additional shares of Common Stock for the participant's Plan account in accordance with the shareholder's choice of Full or Limited Dividend Reinvestment. If a new authorization form is received after any dividend record date but before the payment date, that dividend will be paid in cash and the shareholder's new dividend reinvestment will begin with the following dividend. An authorization form requesting a change which is received between a dividend record date and payment date will become effective with the next dividend following such payment date. Voluntary cash payments may be made when joining the Plan or at any time while participating in the Plan. See Questions 10 and 13.

COST

  8. What costs do participants pay?

  The Company bears all of the costs of administering the Plan, including the payment of all brokerage commissions incurred in the purchase of Plan shares, except that charges will be assessed upon the sale of shares and for replacement of certain statements of account. In addition, the Administrator will charge a participant for additional services requested by such participant. The expense to the Company is estimated at approximately $200,000 per year.

  A participant will be assessed a charge of $5.00 plus any brokerage commissions in connection with the sale of Plan shares at the request of the participant.

  No charge will be made for the replacement of either the most recent statement of account or the most recent annual statement of account. However, the Administrator will assess a charge of $5.00 for any earlier statement of account provided at the request of the participant.

PURCHASES

  9. What is the source of the shares purchased under the Plan?

  Shares purchased under the Plan may be purchased either from the Company or on the open market. Shares acquired from the Company will be legally authorized but unissued shares of Common Stock of the Company. Shares acquired on the open market will be purchased through a registered broker-dealer selected by the Administrator (the "Stock Purchasing Agent"). Such purchases on the open market may be made on any securities exchange where shares of the Company's Common Stock are traded, in the over-the-counter market or in negotiated transactions.

  10. When will the funds be invested?

  Dividends will be reinvested as of each dividend payment date (which is usually the last business day of the calendar quarter). Voluntary cash payments will be invested as of the dividend payment date in any month in which a cash dividend on Common Stock is paid. In all other months, voluntary cash payments will be invested as of the last business day of the month. When shares are to be acquired on the open market, instructions for such purchase will be given to the Stock Purchasing Agent by the Administrator no later than each investment date (i.e., the dividend payment date or the last business day of the month) and the purchase on the open market will be completed as soon as practicable and in a manner designed to minimize any effect on the market for the Common Stock. See Questions 11, 16 and 17.

  Plan participants making voluntary cash payments to purchase additional shares should mail such payments so that they reach the Administrator not less than five days before the investment date when such payments are to be invested. A participant may obtain the return of any voluntary cash payment at any time upon written request received by the Administrator not less than two business days prior to the investment date.

  Participants' funds held by the Administrator will not earn interest.

  11. What price will participants pay for shares?

  The purchase price of shares of Common Stock acquired from the Company is the average of the high and low sale prices for the Company's Common Stock on the New York Stock Exchange, Inc. on the pricing date. The pricing date with respect to a dividend payment date is the last business day preceding such dividend payment date. The pricing date in months when no dividends are paid on Common Stock is the business day preceding the last business day of the month. If the New York Stock Exchange, Inc. is closed on the pricing date, or the New York Stock Exchange is open on the pricing date but no trading occurs in the Company's Common Stock, prices on the next preceding trading date will be used.

  The purchase price of shares acquired on the open market is determined by dividing the sum of the cost (excluding brokerage commissions) of all such shares purchased to meet Plan requirements with respect to a particular investment date (including shares purchased with both reinvested dividends and voluntary cash contributions) by the total number of shares purchased. See Question 10.

  If for any reason funds cannot be invested in shares of Company Common Stock, the funds will be promptly returned to the participant. See Question 33.

  12. How many shares will be acquired with a participant's dividend?

  The full amount of the dividend to be reinvested for each participating shareholder, less any required tax withholding, and the full amount of each voluntary cash payment, will be used to purchase as many full and fractional shares (calculated to three decimal places, without rounding) as can be acquired based upon the price of the shares purchased. See Question 11. Because the purchase price will be based on market conditions existing at the time that investments are made, a participant will not know the precise number of shares to be purchased for his account either at the time a shareholder elects to participate in the Plan or at the time a participant makes a voluntary cash payment.

  13. What are the limitations on voluntary cash payments?

  A participant may make one voluntary cash payment each month of not less than $25 or more than $5,000. The Plan does not permit orders to purchase a specific number of shares. Instructions that do not conform to the terms of the Plan will not be accepted and any related funds tendered will be promptly returned. Question 10 describes when voluntary cash payments will be invested.

STATEMENTS

  14. How will participants be advised of their purchase of stock?

  Following each transaction a participant will receive a statement from the Administrator showing the latest transaction and all prior transactions for the year. These statements are the participant's continuing record of cost information and should be retained for tax purposes.

  15. What other communications will a participant receive?

  Each participant will receive a copy of this Prospectus. Each participant in the Plan also will receive copies of the Company's annual and any interim reports to shareholders, as well as proxy statements distributed with respect to shares held in the Plan. Where more than one shareholder has the same address, only one copy of certain materials will be sent to that address if shareholders to whom such materials would otherwise be sent agree thereto in writing.

  Each participant for whom shares are purchased in the open market will receive a tax information form with respect to the brokerage fees and commissions referred to in Question 32 under "Special Rules Concerning Shares Purchased on the Open Market."

DIVIDENDS

  16. How will a participant's cash dividends be treated?

  All dividends paid on shares held of record by each participant who elects Full Dividend Reinvestment and all dividends paid on shares held by the Plan will be invested in additional shares of Common Stock. See Question 11. All such shares purchased will be promptly credited to the accounts of participants.

  Participants who have elected the Limited Dividend Reinvestment option will receive from the Company cash dividends on shares of which the participant is the holder of record.

  17. When will dividends be earned on voluntary cash payments?

  Shares purchased through voluntary cash payments made during the first or second month of a calendar quarter will normally be entitled to any dividend payable at the end of that quarter. Shares purchased through voluntary cash payments made during the third month of a quarter will not be entitled to any dividend payable at the end of that quarter since those shares will be purchased subsequent to the record date for such dividend.

CERTIFICATES

  18. Are certificates issued for the shares purchased?

  Shares held in the Plan will be registered in the name of the Administrator (or its nominee).

  No certificates will be issued for shares held for a participant's account unless a written request for a certificate is sent to the Administrator, or until the participant's account is terminated. A participant may at any time request the Administrator to send a certificate for any full shares credited to the participant's account. Certificates for fractional shares will not be issued.

  19. What happens to a fractional share when a participant requests a certificate for whole shares but wishes to remain in the Plan, when a participant's account is terminated, or when the Plan is terminated?

  A request for a certificate for whole shares does not terminate participation in the Plan so long as a participant remains in the Plan and owns, either directly or under the Plan, at least one full share. Any fractional share balance will continue to be maintained to the credit of the participant's account.

  In the case of termination of participation or termination of the Plan, a cash payment will be made representing the proceeds from the participant's interest in any fractional share less any applicable brokerage commission or charge.

  20. In whose name will certificates for whole shares be issued?

  Each account in the Plan will be maintained in the name of the participant as shown by the Company's shareholder records at the time the participant entered the Plan. When issued, certificates for full shares will be registered in the same name.

  Upon written request, certificates will be registered in names other than that of the participant subject to compliance with any applicable laws and the payment by the participant of any applicable transfer taxes.

  21. May a participant transfer shares within the Plan?

  A participant may transfer (by gift, sale or otherwise) ownership of some or all of the shares that the participant holds in the Plan to the account of another participant in the Plan or to an account established for an individual(s) who is not already a participant in the Plan. To effect such an assignment, a participant must deliver appropriate documentation acceptable to the Administrator, including a stock assignment. In addition, any such transfer is subject to compliance with all applicable laws and to the payment, by the transferor, of all applicable transfer taxes.

  In order for a transferee of shares held in a Plan account to be enrolled in the Plan, an authorization form must be completed and returned to the Administrator. In the event that an authorization form, completed in a manner acceptable to the Administrator, is not received by the Administrator from the transferee by a dividend payment date, the Administrator will pay the dividend in cash and terminate the Plan account. See Question 23.

SALE OF SHARES

  22. Can a participant direct that shares held by the Plan be sold?

  Yes. At any time, a participant may request in writing that the Plan sell shares held by the Plan for the account of such participant (but not shares that are held by the participant of record). Such sales will be made by the Stock Purchasing Agent. Upon completion of such sale, the

Administrator will distribute the proceeds to the participant, less a charge of $5.00 and any applicable brokerage commission or charge. The participant must separately arrange for the sale of shares held of record.

TERMINATION OF PARTICIPATION

  23. How may a Plan account be terminated by a participant?

  A participant may terminate participation in the Plan at any time by a notice given in writing to the Administrator. See Question 4 for the Administrator's address. Upon such termination, the participant will receive at no cost a certificate for the whole number of shares, and cash for any fractional share, held in the participant's account.

  If a termination request is received by the Administrator between the record date and the dividend payment date, the dividend attributable to the shares will be paid in cash. If the request is received by the Administrator after a dividend payment date, the dividend paid on such date will be reinvested in additional shares and will be reflected in the termination distribution.

  Whenever a participant no longer owns shares held of record and owns less than one full share under the Plan, the Administrator is authorized to terminate the participant's Plan account and send the participant a cash settlement as outlined under Question 19 for the fractional share.

  24. What happens if an account is "abandoned"?

  A participant's account is deemed "abandoned," and will be terminated by the Administrator, if shareholder material sent to the participant for five (5) consecutive years, or sooner as required by applicable law, has been returned to the Administrator (or a former agent for the Plan) as undeliverable, and no communication has been received by the Administrator from the participant during that time.

  After such five-year period, or earlier as required by applicable law, the Administrator will attempt to notify the participant by notice given in the manner described under Question 34. If the participant does not respond to such notice within 30 days, the participant's account will be deemed abandoned. The account will be terminated and a certificate for the whole number of shares formerly held in the participant's account together with any cash, will be treated by the Administrator as Unclaimed Property in its possession and will be surrendered to the District of Columbia, or other appropriate authority, as required by applicable laws.

  The participant may retrieve Unclaimed Property from the appropriate jurisdiction as provided by applicable laws.

  25. When may a shareholder rejoin the Plan?

  Generally, an eligible shareholder who previously ceased participation in the Plan may resume participation at any time by signing a new authorization form. However, the Administrator reserves the right to reject any authorization form from a previous participant on grounds of excessive joining and termination. Such reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term shareholder investment service.

OTHER INFORMATION

  26. Is a participant obligated to make voluntary cash payments?

  No, a participant is not required to make voluntary cash payments.

  27. What is the effect on a participant's Plan account if the participant transfers all shares held of record?

  None, as long as the participant has at least one full share in the Plan account. Dividends on Plan shares and any voluntary cash payments would continue to be invested under the Plan in additional shares of Common Stock.

  If a shareholder participating in the Plan chooses to dispose of all of his or her Common Stock, the shareholder must make separate arrangements to dispose of shares held in the Plan, as described under Questions 22 and 23, and shares held of record. The transfer of shares held of record will have no effect on shares held in a participant's Plan account, except if the Plan account has less than one full share. See Questions 19 and 23.

  A participant may elect to transfer all shares held of record to the participant's Plan account for safekeeping and convenience.

  28. What limitations are imposed on a participant with regard to the assets held by the Administrator under the Plan?

  The participant has no right to draw checks or drafts against a Plan account or to give instructions to the Administrator with respect to any shares or cash held therein except as expressly described in this Prospectus.

  The participant may not pledge or assign as collateral any shares held by the Plan. In order to effect a pledge of such shares or assign any such shares as collateral, the participant must request the issuance of a certificate for the shares as provided in Question 18.

  29. If the Company has a Common Stock rights offering, how will the rights on Plan shares be handled?

  All Common Stock purchase rights issued in respect of shares held in the Plan will be issued to the Administrator. If such rights have a market value, the Administrator will arrange for the sale of such rights, apply the proceeds to the purchase of additional shares of the Company's Common Stock, and credit such Common Stock to each participant's account in proportion to the full and fractional shares held therein as of the record date for the issuance of such rights. Alternatively, any participant who wishes to exercise stock purchase rights on Plan shares must request, prior to the record date for the issuance of such rights, that the Administrator deliver to the participant a certificate for the shares held by the Plan as provided in Question 18. Rights issued in respect of shares held of record by a participant will be mailed directly to the participant in the same manner as to shareholders not participating in the Plan.

  30. What happens if the Company issues a stock dividend or effects a stock split?

  Any shares distributed by the Company in respect of shares held in the Plan as a result of a stock dividend or stock split will be credited to the participants' accounts. Stock dividends or stock split shares distributed on shares held of record by a participant will be mailed directly to the participant in the same manner as to shareholders not participating in the Plan.

  31. How will a participant's Plan shares be voted at annual or special meetings of shareholders?

  Shares held in the Plan for a shareholder will be voted as the shareholder directs.

  A proxy covering shares held of record, if any, and shares held in a participant's Plan account will be sent to the Plan participant. Such shares will be voted in accordance with the shareholder's proper instructions. If no instructions are indicated on a properly signed and returned proxy, such shares will be voted in accordance with the recommendations of the Company's management.

  32. What are the federal income tax consequences of participation in the Plan?

  The following tax information is provided solely as a guide to participants. The rules in this area are complex and, therefore, participants are advised to consult their own tax advisors as to the federal and state income tax effects of participation in the Plan.

              GENERAL RULES CONCERNING TAXATION OF PLAN DIVIDENDS

  A participant will be treated for federal income tax purposes as having received on each dividend payment date the full amount of the cash dividend payable on that date with respect to shares registered in the participant's name and shares held for the participant's account under the Plan, even though the amount of the dividend was not actually received by the participant in cash, but instead was applied to the purchase of shares of Common Stock for the participant's account. See Question 11.

  Participants will not realize any taxable income when they receive certificates for whole shares of stock credited to their accounts, either upon their requests or upon withdrawal from or termination of the Plan. Participants will, however, realize capital gain or loss when whole shares acquired under the Plan are sold or exchanged either by the Administrator on behalf of the participant, or by participants themselves. Participants also realize capital gain or loss when they receive cash payments from the sale of any fractional share upon withdrawal from or termination of the Plan. Such gain or loss on the sale of whole or fractional shares will be long-term or short-term depending on the holding period of the shares. The amount of any such capital gain or loss will be the difference between the amount realized by a participant from the sale of the shares and the shareholder's adjusted basis in such shares.

          SPECIAL RULES CONCERNING SHARES PURCHASED ON THE OPEN MARKET

  If shares are purchased under the Plan in the open market, a participant will be treated for federal income tax purposes as having received an additional dividend in an amount equal to the brokerage fees or commissions paid by the Company with respect to such purchases. For purposes of establishing the basis and holding period of shares of stock purchased on the open market under the Plan, such shares will be treated in the same manner as shares of stock purchased outside of the Plan. Thus, the purchase price of the shares, plus the brokerage fees and commissions paid by the Company with respect to such shares, will be the adjusted basis of such shares and the holding period will begin on the day following the investment date. (See Question 10).

  33. May the Plan be modified or discontinued, or may the purchase or sale of Common Stock be suspended by the Plan?

  The Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan. Participating shareholders will be informed of any such suspension, termination or material modification.

  To the extent consistent with applicable law, the Administrator may request that the Stock Purchasing Agent suspend purchases and sales of Common Stock at any time if such purchases or sales would contravene or be restricted by applicable regulations, orders or interpretations of the Securities and Exchange Commission, any other governmental agency or instrumentality, or any court or securities exchange. Neither the Administrator nor the Stock Purchasing Agent shall be liable for any failure to make purchases or sales at such times or under such circumstances.

  34. What is the responsibility of the Administrator under the Plan?

  The Administrator receives the participants' dividends and voluntary cash payments for the purchase of additional shares of the Company's Common Stock, maintains records of each participant's account, holds all shares purchased for participants and advises participants as to all transactions for, and the status of, their accounts. The Administrator also selects the Stock Purchasing Agent through which open market transactions under the Plan are made.

  All reports and notices from the Administrator to a participant will be addressed to the participant's last address as shown by records of the Administrator. The participant should notify the Administrator promptly in writing of any change of address.

  Neither the Administrator nor the Stock Purchasing Agent has any responsibility beyond the exercise of ordinary care for any actions taken or omitted pursuant to the Plan nor shall they have any duties, responsibilities or liabilities except as are expressly set forth in the Plan.

  The Administrator may not create a lien on any funds, securities or other property held under the Plan.

  35. Who bears the risk of market price fluctuations in the Company's Common Stock?

  A participant's investment risk in shares held in the Plan is the same as the investment risk associated with shares held of record. Participants bear the risk of loss and the benefits of gain from market price changes with respect to all of such shares.

  The Administrator can not guarantee that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price and makes no representation in this regard.

  36. What has been the level of participation in the Plan?

  At December 31, 1997, approximately 34,300 direct holders of Common Stock, representing 42% of all holders of Common Stock, were participants in the Plan. These participants owned approximately 21,400,000 shares, or 18%, of Common Stock outstanding. In 1997, Plan participants invested approximately $38,000,000 to purchase approximately 1,590,000 shares of Common Stock.

                          DESCRIPTION OF COMMON STOCK

  The authorized capital stock of the Company consists of Common Stock, Serial Preferred Stock and Preference Stock. As of December 31, 1997, the Company had a total of (i) 200,000,000 authorized shares of Common Stock, par value $1.00 per share, of which 118,500,891 shares were outstanding and 35,046 shares were reserved for issuance upon conversion of the Company's Serial Preferred Stock, $2.44 Convertible Series of 1966 (the "Convertible Preferred Stock"), 2,324,721 shares were reserved for issuance under the Company's Shareholder Dividend Reinvestment Plan, 1,221,624 shares were reserved for issuance under the Company's Savings Plans for employees, and 2,769,412 shares were reserved for issuance upon conversion of the Company's 7% Convertible Debentures due 2018 and 3,392,500 shares were reserved for issuance upon conversion of the Company's 5% Convertible Debentures due 2002 (together the "Debentures"), (ii) 11,095,501 authorized shares of cumulative Serial Preferred Stock, par value $50 per share ("Serial Preferred Stock"), divided into nine outstanding series and of which a total of 5,345,499 shares were outstanding, and (iii) 8,800,000 authorized shares of cumulative Preference Stock, par value $25 per share ("Preference Stock"), of which no shares were outstanding.

  The outstanding Common Stock of the Company is, and the Common Stock into which the Convertible Preferred Stock and the Debentures may be converted will be upon issuance, fully paid and nonassessable.

  The following statements with respect to the Common Stock are a summary of certain rights and privileges attaching to the Common Stock under the laws of the District of Columbia and the Commonwealth of Virginia and pursuant to the Company's Articles of Incorporation and By-Laws.

  Dividends. Dividends on the Common Stock may be declared and paid, out of funds legally available therefor, at the discretion of the Board of Directors, provided all dividends for the past and current quarters, and any sinking fund requirements, with respect to outstanding Serial Preferred Stock and any outstanding Preference Stock have been paid or provided for.

  So long as Serial Preferred Stock is outstanding, if, at the end of the calendar month preceding the declaration of a dividend on the Common Stock, the ratio of Common Stock capital, plus surplus (less the proposed dividend), to total capital (including long-term debt), plus such surplus, is less than 20%, dividends on Common Stock for the year ending on the date of such declaration (including the proposed dividend) may not exceed 50% (or 75% if the above ratio is 20% or more but less than 25%) of net earnings (less dividends on other stock) for the 12 calendar months preceding the declaration. If the above ratio exceeds 25%, any dividends on the Common Stock may not reduce the ratio below 25% (or 20%) except in accordance with the foregoing restrictions.

  No amount of surplus is presently restricted as the result of the above provision.

  Liquidation Rights. Upon dissolution, liquidation or winding-up of the Company, the holders of Common Stock are entitled to receive on a pro rata basis the assets, if any, of the Company that are legally available for distribution to stockholders, subject to the liquidation preferences and the payment of accrued dividends, if any, on any outstanding shares of Serial Preferred Stock and Preference Stock.

  Voting Rights. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The Board of Directors is divided into three classes, with one-third of the directors elected annually to terms of three years. Cumulative voting for the election of directors is not permitted. All voting power is vested in the Common Stock, except under the following circumstances:

  If four quarterly dividends on the Serial Preferred Stock are in default, the terms of all directors terminate, and until all such defaulted dividends shall have been paid, replacement directors are elected for one-year terms, with the holders of Serial Preferred Stock as a class entitled to elect 25% of the Board of Directors.

  If six quarterly dividends on the Preference Stock are in default and until all such defaulted dividends shall have been paid, the holders of the Preference Stock as a class are entitled to elect two directors of the Company at each annual meeting of stockholders.

  The consent of more than two-thirds of the Serial Preferred Stock, or of any specially affected series thereof, is required for certain charter amendments, such as increasing the authorized amount of the Serial Preferred Stock or changing the terms of the Serial Preferred Stock in a manner substantially prejudicial to the holders thereof. Similar provisions exist with respect to the Preference Stock. The consent of a majority of the Serial Preferred Stock is required for (i) an increase in the number of outstanding shares thereof unless certain earnings and capital coverage tests are met, and (ii) the issuance or guarantee of unsecured debt unless the total of all unsecured debt thereafter will not exceed 25% of secured indebtedness plus capital and surplus.

  The consent of a majority of the holders of Serial Preferred Stock and of the holders of Preference Stock, each class voting separately, also is required to approve a merger or consolidation of the Company, or the sale or lease of substantially all of its assets, unless such action shall have been ordered or approved by appropriate regulatory authorities.

  The provisions of the Articles of Incorporation providing for a staggered Board of Directors and certain provisions of the Company's By-Laws relating to the conduct of meetings of the stockholders cannot be repealed or amended by action of the stockholders unless approved by the affirmative vote of the holders of not less than four-fifths of the outstanding shares of Common Stock.

  Certain Business Combinations. Under the Company's Articles of Incorporation, any business combination (defined to include a merger, consolidation, sale of more than five percent of assets, liquidation, reclassification or similar transaction) with an interested shareholder (defined to include any 10% shareholder of the Company) must be approved by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Common Stock, exclusive of those shares held by the interested shareholder and its affiliates, unless the transaction either (i) is approved by a majority of continuing directors (i.e., directors unaffiliated with the interested shareholder who took office before the interested shareholder acquired that status, or who succeed a continuing director and are appointed, recommended or elected by a majority of such directors), or (ii) satisfies certain minimum price and procedural criteria. Any repeal or amendment of this provision requires the affirmative vote of the holders of not less than four-fifths of the outstanding shares of Common Stock, unless such repeal or amendment is recommended by a Board of Directors composed of directors who qualify as continuing directors. This provision may have the effect of delaying, deferring or preventing a change in control of the Company.

  Preemptive Rights. The holders of Common Stock do not have preemptive rights.

  Exchange Listing. The Common Stock is listed on the New York Stock Exchange.

  Transfer Agent and Registrar. ChaseMellon Shareholder Services, L.L.C., New York, N.Y., and Potomac Electric Power Company, each serve as a Transfer Agent and Registrar for the Common Stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The By-Laws of the Company provide that the Company shall indemnify each director or officer, and each former director and officer, of the Company against expenses actually and reasonably incurred in connection with the defense of any action, suit or proceeding by reason of his or her being or having been such director or officer, including liabilities incurred under the Securities Act of 1933, as amended, except in relation to matters as to which such director or officer shall be finally adjudged in such action, suit or proceeding to have knowingly violated the criminal law or to be liable for willful misconduct in the performance of his or her duty to the Company; and that such indemnification shall be in addition to, and not exclusive of, any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders, or otherwise. The Company also has policies of insurance which insure officers and directors against certain liabilities and expenses incurred by them in such capacities.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                 LEGAL OPINIONS

  The legality of the Common Stock offered hereby has been passed upon for the Company by William T. Torgerson, Esq., 1900 Pennsylvania Avenue, N.W., Washington, D.C. Mr. Torgerson is regularly employed by the Company as Senior Vice President and General Counsel.

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                             SHAREHOLDER DIVIDEND
                               REINVESTMENT PLAN


                                 [PEPCO LOGO]


                                  SHARES OF
                                 COMMON STOCK
                            PAR VALUE $1 PER SHARE


                                   PROSPECTUS

                              DATED APRIL 15, 1998


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